FOR IMMEDIATE RELEASE	Company Contact
Investors: Jim Zeumer
(404) 978-6434
Email: jim.zeumer@pultegroup.com

PULTEGROUP, INC. REPORTS FIRST QUARTER 2019 FINANCIAL RESULTS

•	Q1 Earnings of $0.59 Per Share

•	Home Sale Revenues Gained 2% to $1.9 Billion

•	Closings of 4,635 Homes with an Average Sales Price of $421,000

•	Home Sale Gross Margin of 23.4%

•	Net New Orders Totaled 6,463 Homes Valued at $2.7 Billion

•	Unit Backlog of 10,550 Homes Valued at $4.6 Billion

•	Company Repurchased $25 Million of Common Shares During the Quarter

ATLANTA - April 23, 2019 - PulteGroup, Inc. (NYSE: PHM) announced today financial results for its first quarter ended March 31, 2019. For the quarter, the Company reported net income of $167 million, or $0.59 per share, which is comparable with prior year net income of $171 million, or $0.59 per share.

“Helped by the recent decline in mortgage rates, homebuyers have been steadily returning to the market after a period of slowing demand that began in the second half of 2018,” said Ryan Marshall, President and CEO of PulteGroup. “In addition to the strong financial results PulteGroup delivered in the quarter, we view the significant increase in consumer traffic into our communities as an important indicator of the overall health of the housing industry.”

“Given the very positive macroeconomic backdrop, we continue to maintain a constructive view on the overall housing cycle and are pleased with our competitive position in the markets in which we operate,” added Marshall. “Within this environment, we will remain disciplined in our business practices, while looking to capitalize on market opportunities that can help deliver long-term growth and continued strong financial performance.”

Home sale revenues for the first quarter increased 2% to $1.9 billion. The increase in revenue for the period was driven by a 2% increase in average selling price to $421,000. The Company closed 4,635 homes in the quarter which is a slight increase from the prior year.

Home sale gross profit for the quarter was $457 million, or 23.4% of home sale revenues, compared with prior year gross profit of $452 million, or 23.6% of home sale revenues. SG&A expense for the first quarter was $253 million, or 13.0% of home sale revenues. SG&A expense for the prior year was $241 million, or 12.6% of home sale revenues. Operating margin for the period decreased by 50 basis points to 10.5%.

For the quarter, the Company reported net new orders of 6,463 homes, valued at $2.7 billion, compared with prior year net new orders of 6,875 homes valued at $2.9 billion. For the first quarter, the Company operated out of 858 communities, which was an increase of 2% over the first quarter of 2018.

The Company ended the first quarter with a backlog of 10,550 homes valued at $4.6 billion. Prior year first quarter backlog totaled 11,245 homes valued at $5.0 billion. The average sales price in backlog was $438,000, compared with $441,000 in the prior year.

PulteGroup’s financial services operations generated pretax income of $12 million, compared with pretax income of $14 million in 2018. Consistent with recent trends, higher production volumes were offset by more competitive market conditions that impacted pricing. Mortgage capture rate for the first quarter improved to 80%, up from 78% last year.

The Company ended the quarter with $1.1 billion of cash. During the quarter, the Company repurchased 0.9 million common shares for $25 million, or an average price of $27.16 per share.

A conference call to discuss PulteGroup's first quarter results is scheduled for Tuesday, April 23, 2019, at 8:30 a.m. Eastern Time. Interested investors can access the live webcast via PulteGroup's corporate website at www.pultegroupinc.com.

Forward-Looking Statements

This press release includes "forward-looking statements." These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “project,” “may,” “can,” “could,” “might,” "should", “will” and similar expressions identify forward-looking statements, including statements related to any impairment charge and the impacts or effects thereof, expected operating and performing results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: interest rate changes and the availability of mortgage financing; competition within the industries in which we operate; the availability and cost of land and other raw materials used by us in our homebuilding operations; the impact of any changes to our strategy in responding to the cyclical nature of the industry, including any changes regarding our land positions and the levels of our land spend; the availability and cost of insurance covering risks associated with our businesses; shortages and the cost of labor; weather related slowdowns; slow growth initiatives and/or local building moratoria; governmental regulation directed at or affecting the housing market, the homebuilding industry or construction activities; uncertainty in the mortgage lending industry, including revisions to underwriting standards and repurchase requirements associated with the sale of mortgage loans; the interpretation of or changes to tax, labor and environmental laws which could have a greater impact on our effective tax rate or the value of our deferred tax assets than we anticipate; economic changes nationally or in our local markets, including inflation, deflation, changes in consumer confidence and preferences and the state of the market for homes in general; legal or regulatory proceedings or claims; our ability to generate sufficient cash flow in order to successfully implement our capital allocation priorities; required accounting changes; terrorist acts and other acts of war; and other factors of national, regional and global scale, including those of a political, economic, business and competitive nature. See PulteGroup's Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and other public filings with the Securities and Exchange Commission (the "SEC") for a further discussion of these and other risks and uncertainties applicable to our businesses. PulteGroup undertakes no duty to update any forward-looking statement, whether as a result of new information, future events or changes in PulteGroup's expectations.

About PulteGroup

PulteGroup, Inc. (NYSE: PHM), based in Atlanta, Georgia, is one of America's largest homebuilding companies with operations in more than 40 markets throughout the country. Through its brand portfolio that includes Centex, Pulte Homes, Del Webb, DiVosta Homes and John Wieland Homes and Neighborhoods, the Company is one of the industry's most versatile homebuilders able to meet the needs of multiple buyer groups and respond to changing consumer demand. PulteGroup conducts extensive research to provide homebuyers with innovative solutions and consumer inspired homes and communities to make lives better.

For more information about PulteGroup, Inc. and PulteGroup brands, go to www.pultegroupinc.com;
www.pulte.com; www.centex.com; www.delwebb.com; www.divosta.com and www.jwhomes.com.

Follow PulteGroup, Inc. on Twitter: @PulteGroupNews

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PulteGroup, Inc. Consolidated Statements of Operations ($000's omitted, except per share data) (Unaudited)

	Three Months Ended
	March 31,
	2019	2018
Revenues:
Homebuilding
Home sale revenues	$1,949,856	$1,911,598
Land sale and other revenues	2,975	12,557
	1,952,831	1,924,155
Financial Services	43,862	45,938
Total revenues	1,996,693	1,970,093

Homebuilding Cost of Revenues:
Home sale cost of revenues	(1,492,791)	(1,459,940)
Land sale cost of revenues	(2,050)	(11,548)
	(1,494,841)	(1,471,488)

Financial Services expenses	(31,449)	(32,213)
Selling, general, and administrative expenses	(252,727)	(240,893)
Other expense, net	(973)	(1,308)
Income before income taxes	216,703	224,191
Income tax expense	(49,946)	(53,440)
Net income	$166,757	$170,751

Per share:
Basic earnings	$0.59	$0.59
Diluted earnings	$0.59	$0.59
Cash dividends declared	$0.11	$0.09

Number of shares used in calculation:
Basic	277,637	286,683
Effect of dilutive securities	1,003	1,343
Diluted	278,640	288,026

PulteGroup, Inc. Condensed Consolidated Balance Sheets ($000's omitted) (Unaudited)

	March 31, 2019	December 31, 2018

ASSETS

Cash and equivalents	$1,055,457	$1,110,088
Restricted cash	25,496	23,612
Total cash, cash equivalents, and restricted cash	1,080,953	1,133,700
House and land inventory	7,506,543	7,253,353
Land held for sale	39,431	36,849
Residential mortgage loans available-for-sale	326,995	461,354
Investments in unconsolidated entities	55,725	54,590
Other assets	823,066	830,359
Intangible assets	123,742	127,192
Deferred tax assets, net	250,881	275,579
	$10,207,336	$10,172,976

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Accounts payable	$444,322	$352,029
Customer deposits	294,548	254,624
Accrued and other liabilities	1,270,367	1,360,483
Income tax liabilities	18,108	11,580
Financial Services debt	222,139	348,412
Notes payable	3,024,413	3,028,066
	5,273,897	5,355,194
Shareholders' equity	4,933,439	4,817,782
	$10,207,336	$10,172,976

PulteGroup, Inc. Consolidated Statements of Cash Flows ($000's omitted) (Unaudited)

	Three Months Ended
	March 31,
	2019	2018
Cash flows from operating activities:
Net income	$166,757	$170,751
Adjustments to reconcile net income to net cash from operating activities:
Deferred income tax expense	24,690	23,479
Land-related charges	2,979	3,419
Depreciation and amortization	13,210	11,890
Share-based compensation expense	9,019	8,451
Other, net	(39)	(793)
Increase (decrease) in cash due to:
Inventories	(259,865)	(237,169)
Residential mortgage loans available-for-sale	134,217	185,147
Other assets	64,533	(9,246)
Accounts payable, accrued and other liabilities	3,408	13,084
Net cash provided by (used in) operating activities	158,909	169,013
Cash flows from investing activities:
Capital expenditures	(16,070)	(15,428)
Investments in unconsolidated entities	(1,289)	(1,000)
Other investing activities, net	291	452
Net cash provided by (used in) investing activities	(17,068)	(15,976)
Cash flows from financing activities:
Repayments of debt	(3,605)	(451)
Borrowings under revolving credit facility	—	768,000
Repayments under revolving credit facility	—	(768,000)
Financial Services borrowings (repayments)	(126,273)	(190,852)
Stock option exercises	1,445	2,723
Share repurchases	(35,353)	(59,491)
Dividends paid	(30,802)	(26,347)
Net cash provided by (used in) financing activities	(194,588)	(274,418)
Net increase (decrease) in cash, cash equivalents, and restricted cash	(52,747)	(121,381)
Cash, cash equivalents, and restricted cash at beginning of period	1,133,700	306,168
Cash, cash equivalents, and restricted cash at end of period	$1,080,953	$184,787

Supplemental Cash Flow Information:
Interest paid (capitalized), net	$17,164	$30,109
Income taxes paid (refunded), net	$(30,850)	$631

PulteGroup, Inc. Segment Data ($000's omitted) (Unaudited)

	Three Months Ended
	March 31,
	2019	2018
HOMEBUILDING:
Home sale revenues	$1,949,856	$1,911,598
Land sale and other revenues	2,975	12,557
Total Homebuilding revenues	1,952,831	1,924,155

Home sale cost of revenues	(1,492,791)	(1,459,940)
Land sale cost of revenues	(2,050)	(11,548)
Selling, general, and administrative expenses ("SG&A")	(252,727)	(240,893)
Other expense, net	(969)	(1,416)
Income before income taxes	$204,294	$210,358

FINANCIAL SERVICES:
Income before income taxes	$12,409	$13,833

CONSOLIDATED:
Income before income taxes	$216,703	$224,191

OPERATING METRICS:
Gross margin % (a)(b)	23.4%	23.6%
SG&A % (a)	(13.0)%	(12.6)%
Operating margin % (a)	10.5%	11.0%

(a)	As a percentage of home sale revenues.

(b)	Gross margin equals home sale revenues minus home sale cost of revenues.

PulteGroup, Inc. Segment Data, continued ($000's omitted) (Unaudited)

	Three Months Ended
	March 31,
	2019	2018

Home sale revenues	$1,949,856	$1,911,598

Closings - units
Northeast	219	251
Southeast	897	924
Florida	1,008	887
Midwest	726	767
Texas	849	809
West	936	988
	4,635	4,626
Average selling price	$421	$413

Net new orders - units
Northeast	361	448
Southeast	1,073	1,259
Florida	1,346	1,444
Midwest	1,024	1,102
Texas	1,366	1,323
West	1,293	1,299
	6,463	6,875
Net new orders - dollars	$2,735,852	$2,893,552

Unit backlog
Northeast	612	709
Southeast	1,786	2,051
Florida	2,227	2,235
Midwest	1,700	1,822
Texas	2,009	1,940
West	2,216	2,488
	10,550	11,245
Dollars in backlog	$4,622,145	$4,961,018

PulteGroup, Inc. Segment Data, continued ($000's omitted) (Unaudited)

	Three Months Ended
	March 31,
	2019	2018
MORTGAGE ORIGINATIONS:
Origination volume	2,998	2,992
Origination principal	$914,711	$909,800
Capture rate	79.7%	77.7%

Supplemental Data ($000's omitted) (Unaudited)

	Three Months Ended
	March 31,
	2019	2018

Interest in inventory, beginning of period	$227,495	$226,611
Interest capitalized	42,381	43,960
Interest expensed	(34,563)	(30,558)
Interest in inventory, end of period	$235,313	$240,013